TBS International Limited Announces Delivery of its 32nd Vessel

HAMILTON, Bermuda, May 2, 2006 -- TBS International Limited (NASDAQ: TBSI) announced today that it has taken delivery of the M.V. Kibishio Maru, which it had previously agreed to acquire, thereby expanding its controlled fleet to 32 vessels.

The M.V. Kibishio Maru, renamed the M.V. Aztec Maiden, is a 19,777 dwt multipurpose tweendecker that was built in 1984. TBS agreed on December 29, 2005 to acquire the M.V. Kibishio Maru for $8.1 million.

It was delivered in Ho Chi Minh City, Vietnam on May 2, 2006. The acquisition of the M.V. Kibishio Maru was previously disclosed in TBS's filings with the Securities and Exchange Commission, including the annual report on Form 10-K, for the year ended December 31, 2005, filed on March 16, 2006.

As of today, the company's controlled fleet of 32 vessels is composed of 25 owned vessels and 7 vessels under charters with options to purchase. The fleet consists of 20 multipurpose tweendeckers with an aggregate cargo carrying capacity of 455,900 dwt and 12 handymax bulk carriers with an aggregate cargo carrying capacity of 486,800 dwt. In addition, to its controlled fleet, TBS operates another 3 vessels which it charters-in without options to purchase.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “The delivery of M.V. Kibishio Maru expands our controlled fleet to a total of 32 vessels. The acquisition of this vessel is in line with our strategy to expand our fleet in response to the growth of our business. It will enable us to increase our sailings to the markets we serve and to provide additional services to our clients.”

About TBS International Limited
TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

Forward Looking Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the shipping market; changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall vessel tonnage requirements; changes in the typical seasonal variations in charter rates; increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, Form 8-K, its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K.

Contact:
Company Contact:
TBS International Limited
Ferdinand V. Lepere, 914-961-1000
InvestorRequest@TBSship.com
or
Investor Relations / Media:
Capital Link, Inc. New York
Nicolas Bornozis, 212-661-7566
nbornozis@capitallink.com